Amendment No. 1 to
                                                    SEC File No. 70-9885







                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM U-l

                                   APPLICATION

                                      UNDER

             THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 ("Act")

                 Jersey Central Power & Light Company ("JCP&L")
                              2800 Pottsville Pike
                           Reading, Pennsylvania 19605

         (Name of company filing this statement and address of principal executive office)

                                GPU, INC. ("GPU")
          (Name of top registered holding company parent of applicant)

Terrance G. Howson,                           Douglas E. Davidson, Esq.
Vice President and Treasurer                  Thelen Reid & Priest LLP
Scott L. Guibord, Secretary                   40 West 57th Street
Michael J. Connolly, Esq.                     New York, New York 10019
Vice President - Law
GPU Service, Inc.
300 Madison Avenue
Morristown, New Jersey  07962

                   (Names and addresses of agents for service)






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         JCP&L hereby amends its Application on Form U-1, docketed in SEC File
No. 70-9885, as follows.

ITEM 6.  EXHIBITS AND FINANCIAL STATEMENTS
         The following exhibits and financial statements are filed in Item 6.

                  (a)      Exhibits -
                           G - Actual and pro forma capitalization tables reflecting the sale of the Transition Bonds.

                  (b)      Financial Statements -
                           1   -       JCP&L  Consolidated  Balance  Sheets,
                                       actual and pro forma, as at March 31,
                                       2001,  and  consolidated  Statements
                                       of Income,  actual and pro forma,  and
                                       Statement  of  Retained  Earnings,  for
                                       the twelve  months  ended  March 31,
                                       2001; and pro forma journal entries.

                           2   -       GPU  Consolidated  Balance  Sheets,
                                       actual and pro  forma,  as at March 31,
                                       2001,  and  consolidated  Statements  of
                                       Income,  actual and pro forma,  and
                                       Statement  of  Retained  Earnings,  for
                                       the twelve  months  ended  March 31,
                                       2001; and pro forma journal entries.





















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                                    SIGNATURE


         PURSUANT TO THE REQUIREMENTS OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935, THE UNDERSIGNED COMPANY HAS DULY CAUSED THIS STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.


                                       Jersey Central Power & Light Company


                                       By:/s/ T. G. Howson
                                          -------------------------------------
                                           T. G. Howson
                                           Vice President and Treasurer


Date:         July 27, 2001





























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